(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 3.8

               SECOND AMENDMENT TO CPI CORP.
           EMPLOYEES PROFIT SHARING PLAN AND TRUST

     As Amended and Restated Effective January 1, 1998)
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     Pursuant to the provisions of Section 14.1 of Article XIV of the CPI Corp. Employees Profit Sharing Plan and Trust (the
"Plan"), and pursuant to resolutions of the Profit Sharing Plan
Committee, the Plan is hereby amended in the following respects effective as of the dates stated in this Amendment.

     The restatement of the Plan effective January 1, 1998 incorporated most of the applicable requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer
Relief Act of 1997.  The amendments made by this Second
Amendment are intended to bring the Plan into compliance with the remaining "GUST" amendments and as good faith compliance with the applicable requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001.

         1. PARAGRAPH (i) OF SECTION 1.3 is amended by deleting the existing subparagraphs (ii) and (iii) and substituting the following new subparagraphs(ii) and (iii):

    (ii) Compensation shall also include amounts contributed on behalf of an Employee pursuant to a salary reduction agreement to this Plan or to any other cash or deferred arrangement under Section 401(k) of the Code, simplified employee pension under
         Section 408(k) of the Code, tax sheltered annuity under
         Section 403(b) of the Code, a cafeteria plan under Section 125 of the Code and/or, for Plan Years beginning after 2000, qualified transportation fringe under Section 132(f)(4) of the Code. Except as provided in the preceding sentence, all contributions to this Trust and any contribution or payment to any other trust, fund or plan providing retirement, pension, profit sharing, health, welfare, death, insurance or similar benefits shall not be included in Compensation.

   (iii) The Compensation of any Participant taken into account under the Plan for any Plan Year commencing before 2002 shall not exceed ($150,000 (as indexed for cost of living adjustments provided for under the Code (the "Annual Maximum"). For any
         Plan Year commencing after 2001, the Annual Maximum shall be $200,000 (as adjusted for cost of living increases in accordance with Section 401(a)(17) of the Code).

     2.   For Plan Years beginning after 2000, PARAGRAPH (k) OF
SECTION 1.3 is amended by inserting Section 132(f)(4) in the first parenthetical in clause (i) in the third sentence.

     3.   For Plan Years beginning after 2001, PARAGRAPH (p) OF
SECTION 1.3 is amended in its entirety to read as follows:

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         (p) KEY EMPLOYEE:  For Plan Years beginning after 2001,
     any Employee or former Employee (including any deceased
Employee) who at any time during the Plan Year that includes the determination Date was:

             (i) An officer of the Employer having Compensation from the Employer for such Plan Year in excess of $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after 2002);

             (ii) a 5% owner of the Company or any Affiliate; or

            (iii) a 1% owner of the Company or any Affiliate having annual Compensation from the Employer in excess of $150,000.

     For purposes of subparagraph (i) above, no more than 50 Employees or, if lesser, the greater of 3 or 10% of the Employees) shall be treated as officers. The Beneficiary of a Key Employee is also a Key Employee. The determination of who is a Key Employee shall be made in accordance with
     Section 416(i)(1) of the Code and the Regulations thereunder.

     4. Effective April 1, 2002, PARAGRAPH (b) OF SECTION 4.1 is amended by substituting 25% for 15% as the maximum percentage of Compensation Participants may elect to have contributed to the Plan as pre-tax contributions.

     5. SECTION 4.11, MULTIPLE USE OF ALTERNATIVE LIMITATIONS, is deleted for Plan Years beginning after 2001, and the following new Section 4.11 substituted in its place:

     SECTION 4.11. CATCH-UP CONTRIBUTIONS. Effective for Plan Years beginning after 2001, each Participant who has attained age 50 before the close of the Plan Year shall be eligible to elect to have pre-tax catch-up contributions made to the Plan on a salary reduction basis in accordance With and subject to the limitations of Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the maximum pre-tax contribution limit prescribed in Section 4.8 or the limit on Annual Additions prescribed in Section 5.4. In addition, the Plan shall not be treated as failing to satisfy the nondiscrimination requirements of Section 4.9, the top-heavy provisions of Article XVIII or the coverage requirements of
Section 410(b) of the Code by reason of the making of such contributions. Catch-up contributions made pursuant to this
Section 4.11 shall be included with the Participant's pre-tax contributions made pursuant to Section 4.1 in determining the amount of the Company's matching contribution under Section 4.2.

     6. SECTION 5.4 is amended by deleting the first two sentences following paragraph (i) of said Section and substituting the following three new sentences:

Notwithstanding any other provision contained herein, the total Annual Addition made to the account of a Participant for any Limitation Year beginning after 1994 and before 2002 shall not exceed the lesser of (a) $30,000 (indexed for cost of living adjustments provided for under Section 415(d) of the Code), or
(b) 25% of the Participant's Compensation for such year. Except to the

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extent permitted under Section 4.11 and Section 414(v) of the ode, the total Annual Addition made to the account of a Participant for any Limitation Year beginning after 2001 shall not exceed the lesser of (x) $40,000 (as adjusted for increases in the cost of living under Section 415(d) of the Code) or (y) 100% of the Participant's Compensation for such year, and the Compensation limit referred to in (y) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section
419A(f)(2) of the Code) which is otherwise treated as an Annual Addition. In addition, if a Participant in this Plan also participates or at any time participated in a Defined Benefit Plan maintained by the Employer, the sum of the Defined Benefit Plan Fraction and the Defined Contribution Plan Fraction, both computed as of the close of the Limitation Year, shall not exceed 1.0; provided, however, that this sentence shall not apply in Limitation Years beginning after 1999.

     7. SECTION 8.1 is amended by deleting all of the sentences following paragraph (b) of said Section and substituting the following new sentences:

To the extent the distribution qualifies as an Eligible Rollover Distribution (as defined below), the Participant may also elect to have a portion or all of such distribution paid in the form of a direct rollover to another Eligible Retirement Plan (as defined below) designated by the Participant in accordance with the provisions of Section 402 of the Code and Section 401(a)(31) ofthe Code. An Eligible Rollover Distribution shall mean any distribution of all or any portion of a Participant's Accrued Benefit other than: (i) A distribution that is 1 in a series of substantially equal periodic payments made for the life (or life expectancy) of the Participant or joint lives (or joint life expectancy) of the Participant and his designated
Beneficiary, or for a specified period of 10 years or more;
(ii) any portion of a distribution required under Section 8.6,
Section 8.7 or Section 8.8 of the Plan; (iii) any portion of a distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Qualifying Employer Securities); (iv) any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code paid after 1998; and (v) any other distribution of less than $200 during a year. An Eligible Retirement Plan shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in
Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code. For distributions made after 2001, the definition of Eligible Retirement Plan shall also include an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. In addition, any portion of a distribution made after 2001 consisting of after-tax contributions made by the Participant to the Plan may be included as part of an Eligible Rollover distribution, but such after-tax amounts may only be transferred to an individual retirement account or annuity described in
Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or Section 403(a) of the Code, that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

     8. PARAGRAPH (d) OF SECTION 8.2 is amended by adding the following new sentence at the end thereof:

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Notwithstanding the preceding sentence, for distributions
made after 2001, a Beneficiary who is the surviving spouse of a Participant or a former spouse who is an Alternate Payee may elect a direct rollover to any Eligible Retirement Plan described in paragraph (c) of Section 8.1.

     9. SECTION 8.4 is amended by adding the following new sentence at the end thereof:

Notwithstanding the preceding provisions of this Section 8.4 and the provisions of Section 8.3 and paragraph c) of Section 8.2, for distributions made after October 17, 2000, if the Participant's vested Accrued Benefit at the time of distribution does not exceed $5,000, such benefit may be distributed without the consent of the Participant (or the consent of the surviving spouse if the Participant is deceased), whether or not the Participant's Accrued Benefit at some previous time exceeded $5,000.

     10. SECTION 8.10 is amended by modifying subparagraph (e) and adding the following new subparagraph (f):

          (e) the hardship of the Participant as described in Section 8.11; or

          (f) for distributions made in Plan Years beginning after 2001, the Participant's severance from employment (whether or not the Participant had a separation from service and whether or not the severance from employment occurred prior to 2002).

     11. PARAGRAPH (c) OF SECTION 8.11 is amended by deleting subparagraph(ii) and substituting the following new subparagraph
(ii):

        (ii) all contributions made on behalf of the Participant pursuant to 1 or more salary reduction agreements and all nondeductible Employee contributions to all qualified plans maintained by the Employer are suspended for 12 months after the Participant's receipt of any hardship distribution in Plan Years beginning before 2002, and suspended for 6 months after the Participant's receipt of any hardship distribution in Plan Years beginning after 2001;

     12. A new SECTION 8.15 is added to the Plan to read in its entirety as follows:

         SECTION 8.15. NEW REQUIRED MINIMUM DISTRIBUTION REGULATIONS. Effective for distributions after calendar year 2000, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the Regulations under Section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. This provision shall continue in effect until the end of the last calendar year beginning before the effective date of final Regulations under Section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

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         PARAGRAPH (a) OF SECTION 18.1 is amended by adding the
following new sentence at the end thereof:

         For Plan Years commencing after 2001, in determining the Accrued Benefit or the present value of the cumulative accrued benefit in one or more defined benefit plans for any Employee or Former Employee, (i) such Accrued Benefit and present value shall be increased by the aggregate distributions made with respect to such Employee under this Plan (and under any other plan or terminated plan of the Employer with respect to the determination of a Top-heavy Group) during the 1-year period ending on the Determination Date, provided, however, that in the case of a distribution made for any reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period," and
         (ii) such Accrued Benefit and present value of an Employee who is a Non-key Employee but who was a Key Employee in a prior year, or of any former Employee who has performed no services for the Employer at any time during the 1-year period ending on the Determination Date, shall not be taken into account.

     14. SECTION 18.3 is amended by adding the following new sentence at the end thereof:

Notwithstanding the preceding sentence, Company matching contributions allocated to any Non-key Employee for Plan Years beginning after 2001 shall be taken into account for purposes of determining whether the minimum contribution requirement of this
Section 18.3 is satisfied.

IN WITNESS WHEREOF, the Profit Sharing Plan Committee has caused this instrument to be adopted on behalf of CPI Corp. this 27th day of February, 2002, effective as of the dates stated herein.

                        CPI CORP.

                        By: /s/ Fran Scheper
                        -------------------------
                        Fran Scheper

                        Title:  Executive Vice President

                        For the Profit Sharing Plan Committee


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